EXHIBIT 7.1

                              ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this "Agreement") dated as of April _______, 2004, by and among Minnesota Digital Universe, Inc., a Minnesota corporation, (the "Company"), Patrick J. Deutsch, Kent R. Whitney, and Vern Swedin, (the "Shareholders" and/or "Sellers") on the one hand, and VICOM, Incorporated, a Minnesota corporation, ("Buyer"), and New Hope Direct Acquisition Corporation, a Minnesota corporation, ("Acquisition Sub"), together with Buyer sometimes referred to as ("Buyers") on the other hand.

                               W I T N E S S E T H

WHEREAS, Company distributes television programming and services; and

WHEREAS, the parties hereto desire to enter into this Acquisition Agreement pursuant to which Buyer will acquire all of the issued and outstanding shares of capital stock of Company pursuant to a Merger of Acquisition Sub with and into Company, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties herein contained, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto agree as follows:

                          ARTICLE 1. AGREEMENT TO MERGE

      Section 1.1 Merger. Subject to the terms and conditions hereinafter set forth and in accordance with the applicable provisions of the state law governing Company and Acquisition Sub, the parties to this Agreement agree to effect a merger (the "Merger") of Acquisition Sub with and into Company, with Company as the surviving corporation in the Merger, in accordance with the plan of merger substantially in form attached hereto as Exhibit 1.1 (the "Plan of Merger").

      Section 1.2 Effective Time of the Merger. The merger of Acquisition Sub with and into Company shall become effective as provided under the applicable provisions of the Minnesota Business Corporation Act upon the time (the "Effective Time") of the filing of articles of merger in respect of the Merger and such other documents as may be required by applicable law and the payment of all fees therefor, and the issuance by the Secretary of State of the State of Minnesota of a certificate of merger in respect of the Merger. Such filing and payment of fees shall take place on the Closing Date and shall be made in person by an agent of the parties hereto.


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      Section 1.3     Effect of Merger. At the Effective Time, the separate
existence of Acquisition Sub shall cease, Company shall be the corporation surviving the Merger (sometimes referred to herein as the "Surviving Corporation") and shall continue its corporate existence under the name "Minnesota Digital Universe, Inc." The Articles of Incorporation and By-Laws of Acquisition Sub as in effect immediately prior to the Merger shall be the Articles of Incorporation and By-Laws of the Surviving Corporation. At the Effective Time, all outstanding shares of capital stock of Acquisition Sub shall be automatically converted into shares of common stock of Surviving Corporation. Also at the Effective Time, the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall in accordance with the Plan of Merger, be automatically converted into the right to receive (i) the Merger Shares (as defined below), and (ii) the Merger Cash (as defined below). The Merger Shares shall be allocated among the Shareholders of company in accordance with the Plan of Merger. All treasury shares of Company, if any, shall be cancelled and cease to exist as of the Effective Time.

      Section 1.4 Purchase Price. Subject to and upon the terms and conditions of this Agreement, in reliance on the representations, warranties, covenants, and agreements of Seller contained herein, and in full payment for the sale, conveyance, assignment and delivery of Company Common Stock, Buyer shall pay to Sellers the aggregate sum of Seven Million ($7,000,000.00) Dollars ("Purchase Price"), payable as follows:

            (a) At Closing, as consideration for the delivery by the Shareholders of certificates representing all of Company Common Stock free and clear of any Liens, Buyer shall pay Seven Million ($7,000,000.00) Dollars (the "Merger Payment"), plus or minus any adjustments described herein, as follows:

                  (i)   Cash payable as follows:

                        1) One Million ($1,000,000.00) Dollars on the Date of Closing.

                        2) One Million ($1,000,000.00) Dollars ninety (90) days from the Date of Closing.

                        3) One Million ($1,000,000.00) Dollars one hundred twenty (120) days from the Date of Closing.

                        4) Five Hundred Thousand ($500,000.00) Dollars on January 2, 2005.

                        The payments due from and after closing shall be evidenced by Promissory Notes in the form of Exhibit 1.4
                        (a) (i) hereto.


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                              (ii)  Three Million Five Hundred Thousand
                                    ($3,500,000.00) Dollars by receipt of
                                    two million (2,000,000) shares of VICOM
                                    Class A Common Stock to Shareholders,
                                    proportional to their interest in
                                    Company. All shares issued will
                                    self-register three hundred sixty-five
                                    (365) days from the date of issuance.
                                    They shall be subject to the provisions
                                    of SEC Rule 144. If within one (1) year
                                    from the Date of Closing, Buyer performs additional SEC Registration of stock shares due to a subsequent financing, and the terms of said financing do not expressly prohibit "piggyback registration rights," Buyer will add the shares paid for Company and held by Shareholders to said registration to eliminate the Rule 144 restrictions.

      Section 1.5 Excluded Assets. Notwithstanding anything in Article 1 hereof, at or prior to the Closing, Company may transfer and distribute the assets listed on Exhibit 1.5 hereto to Sellers (the "Excluded Assets").

      Section 1.6 Cash and Accounts Receivable. Sellers covenant and agree that as of the Closing Date, the accounts receivable, either billed or unbilled that can properly be billed arising out of the operation of Company's business prior to closing, and cash which Company holds, shall be equal to current (not accrued) liabilities of Company.

              ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF COMPANY

Except for exceptions set forth in reasonable detail in Exhibit 2 attached hereto and referring to the warranty or warranties to which the exception relates, Company represents and warrants to Buyer and Acquisition Sub as of the date hereof and, except only as otherwise specifically provided herein, as of the Closing, as if made and agreed on said date:

      Section 2.1 Organization. Company is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Minnesota. Copies of Company's Certificate of Incorporation, and all amendments thereof to date, certified by the Secretary of the State of Minnesota and Company's By-Laws as amended to date, certified by Company's Secretary, have been delivered to buyer, and are complete and correct.

      Section 2.2 Capitalization. The aggregate number of shares, which Company is authorized to issue, is 2,500 common shares without par value, of which 1,333.32 shares are issued and presently outstanding. All such issued shares have been validly issued and are fully paid and non-assessable. At the Closing and at the Effective Time of the Merger, Sellers represent and warrant they have good and marketable title thereto, free and clear of all claims, liens and encumbrances, to Company Common Stock. All shareholders are listed below:


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                  NAME OF SHAREHOLDER           NUMBER OF SHARES

                  Patrick J. Deutsch            600.00
                  Kent R. Whitney               600.00
                  Vern Swedin                   133.32

      Section 2.3 Consents; Approvals. The execution, delivery and performance by Company of this Agreement and the consummation of the transactions contemplated hereby by Company requires no consent, approval or action, by or in respect of, notices to, or filing with, any governmental body, agency, official or authority or any third party, except as may be required by DirectTV.

      Section 2.4 Corporate Authorization. The execution, delivery and performance by Company of this Agreement and the consummation by Company of the transactions contemplated hereby and thereby are within Company's corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Company, enforceable against Company in accordance with its terms except as such enforcement may be subject to: (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights generally and (b) general principles of equity (whether considered in a proceeding in equity or at law).

      Section 2.5     Subsidiaries. Company has no subsidiaries.

      Section 2.6 Financial Statements. Company has delivered to Buyer copies of the following financial statements, all of which are true and complete: (i) balance sheet of Company as of December 31, 2003 and February 28, 2004 (the "Balance Sheet"), and unaudited statement of earnings for the twelve month period then ending December 31, 2003, certified by Company's Treasurer, which presents a true and complete statement, as of its date, of Company's condition, financial and otherwise.

      Section 2.7 Liabilities. Except as and to the extent reflected or reserved against in the Balance Sheet, Company, as of February 28, 2004, had no material liabilities of any nature, whether accrued, absolute, contingent, or otherwise, including without limitation, tax liabilities due or to become due, and whether incurred in respect of or measured by Company's income for any period prior to February 28, 2004 or arising out of transactions entered into, or any state of facts existing, prior thereto. Seller represents and warrants that they do not know or have any grounds to know any basis for the assertion against Company, as of February 28, 2004, of any material liability of any nature in any amount not fully reflected or reserved against the Balance Sheet.

      Section 2.8 Title to Assets. Company has good and marketable title in and to all of its owned properties and assets, real or personal, including those reflected in the Balance Sheet (except as since sold or otherwise disposed of in the ordinary course of business), subject to no security interests, mortgage,


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pledge lien, encumbrance or charge, except as shown on the Balance Sheet as securing specific liabilities set forth therein (with respect to which no default exists), and except for minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the marketability of the properties subject thereto, or materially impair Company's operations, and have arisen only in the ordinary course of business.

      Section 2.9 Contracts. Except as reflected on the financial statement of Company, and obligations of Company arising in the ordinary course of business, Company has no contract or commitment extending beyond December 31, 2003 or involving payment by Company of more than Fifty Thousand ($50,000.00) Dollars except as listed on Exhibit 2.9, other than agreements with DirectTV.

      Section 2.10 Accounts Receivable and Payable. Company has delivered to Buyer a true and complete list, certified by Company's Treasurer, of Company's accounts receivable and payables at February 28, 2004 as reflected in the Balance Sheet.

      Section 2.11 Conditions of Buildings and Equipment. All Company equipment is in good condition and repair, normal wear and tear excepted.

      Section 2.12 Taxes. All tax and information returns required to have been filed by Company have been filed with the appropriate authority; and all federal, state and local taxes (including without limitation income, franchise, property, sales, use, value-added, withholding, excise, capital or other tax liabilities), charges, assessments, penalties and interest of Company ("Company Tax Liabilities") required to be paid on or before the date hereof have been paid. Such returns were correct as filed. No assessments or additional Company Tax Liabilities have been proposed or threatened against Company or any of its assets, and Company has not executed any waiver of the statute of limitations on the assessment or collection of any Company Tax Liabilities.

      The Balance Sheet includes full and adequate provision for (i) all Company Tax Liabilities incurred or accrued as of the date of the Balance Sheet, and
(ii) any and all Company Tax Liabilities which may hereafter be assessed or imposed on Company with respect to time periods ending on or before the date of the Balance Sheet. Since the date of the Balance Sheet, and through the Effective Time of the Merger, Company has not incurred and will not incur any Company Tax Liabilities other than in the ordinary course of business and not in excess of amounts incurred in the ordinary course in prior periods.

      Copies of Company's federal income tax returns for fiscal years 2002 and 2003 have been delivered to Buyer and all taxes related to said returns have been paid.

      Section 2.13 Litigation. Except as set forth in Exhibit 2.13 hereto, there are no legal, administrative, arbitration or other proceedings or claims pending or, to the best of Company's knowledge, threatened against Company, nor


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

is Company subject to any existing judgments. There is no reasonable basis for any such proceeding or claim against Company. Company is not operating under or subject to, or in default with respect to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign.

      Section 2.14 Business Changes. Since February 28, 2004, there has not been (i) any change in Company's financial condition, assets, liabilities, or business, other than changes in the ordinary course of business, none of which has been materially adverse; (ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting Company's properties or business, (iii) any declaration, or setting aside, or any direct or indirect redemption, purchase, or other acquisition of any such shares; (iv) any increase in the compensation payable to or to become payable by Company to any of its employees, or agents, or any bonus payment or arrangement made to or with any of them; (v) any labor trouble, or any event or condition of any character, materially and adversely affecting Company's business.

      Section 2.15 Directors and Officers; Banks. Company has delivered to Buyer a true and complete list, as of the date of this Agreement, certified by Company's Treasurer, showing: (i) the names of all Company's directors and officers; (ii) the names of all persons whose compensation from Company for 2003 equaled or exceeded Fifty Thousand ($50,000.00) Dollars, together with a statement of the full amount paid or payable to such person for services rendered in 2003, and the basis therefore; (iii) the name of each bank in which Company has an account, or safe deposit bank, and the names of all persons authorized to draw thereon, or to have access thereto; and (iv) the names of all persons holding power of attorney from Company, and a summary of the terms thereof.

      Section 2.16 Full Disclosure. No representation or warranty made by Company under or in connection with this Agreement, no certification furnished or to be furnished to Buyer pursuant to this Agreement, and no agreements, instruments or documents delivered by Company to Buyer or its counsel hereunder, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

               ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BUYER

Except for exceptions set forth in reasonable detail in Exhibit 3 attached hereto and referring to the warranty or warranties to which the exception relates, Buyer represents and warrants to Company as of the date hereof and, except only as otherwise specifically provided herein, as of the Closing, as if made and agreed on said date:

      Section 3.1 Organization. Buyer is a corporation, duly organized validly existing, and in good standing under the laws of the State of Minnesota. Copies of Buyer's Certificate of Incorporation, and all amendments thereof to


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date, certified by Buyer's Secretary and Buyer's By-Laws as amended to date, certified by Buyer's Secretary, have been delivered to Company, and are complete and correct.

      Section 3.2 Capitalization. The aggregate number of shares, which Buyer is authorized to issue, is 50,000,000 shares of common stock, no par value, of which __________ shares of common stock are issued and outstanding as of February 28, 2004. All such issued shares have been validly issued, are fully paid and non-assessable, are free from preemptive rights and were issued in compliance with all state and federal securities laws.

      Section 3.3 Consents; Approvals. The execution, delivery and performance by Buyer of the Agreement and the consummation of the transactions contemplated hereby by Buyer require no consent, approval or action, by or in respect of, notices to, or filing with, any governmental body, agency, official or authority or any third party.

      Section 3.4 Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer's corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms except as such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights generally and (b) general principles of equity (whether considered in a proceeding in equity or at law).

      Section 3.5 Title to Assets. Buyer has good and marketable title in and to all of its owned properties and assets, real or personal, including those reflected in the Latest Balance Sheet (except as since sold or otherwise disposed of in the ordinary course of business), subject to no security interests, mortgage, pledge lien, encumbrance or charge, except as shown on the Latest Balance Sheet as securing specific liabilities set forth therein (with respect to which no default exists), and except for minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the marketability of the properties subject thereto, or materially impair Buyer's operations, and have arisen only in the ordinary course of business.

      Section 3.6 Taxes. All tax and information returns required to have been filed by Buyer have been filed with the appropriate authority; and all federal, state and local taxes (including without limitation income, franchise, property, sales, use, value-added, withholding, excise, capital or other tax liabilities), charges, assessments, penalties and interest of Buyer ("Buyer Tax Liabilities") required to be paid on or before the date hereof have been paid. Such returns were correct as filed. No assessments or additional Buyer Tax Liabilities have been proposed or threatened against Buyer or any of its assets, and Buyer has not executed any waiver of the statute of limitations on the assessment or collection of any Buyer Tax Liabilities.


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

           ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

Each Shareholder, individually and not jointly, hereby represents and warrants to Buyer that:

      Section 4.1 Title to Shares. Such Shareholder is the record and beneficial owner, and has good and legal title to the shares of Company Common Stock as set forth opposite his/her name on Schedule 4.3 (a) hereof, free and clear of any liens.

      Section 4.2 Capacity and Authority. Such Shareholder has the capacity and authority to execute and deliver this Agreement and the other documents contemplated hereby to which he is a party, and to consummate the transactions contemplated hereby and thereby, without the necessity of any act or consent of any other person whomsoever. This Agreement constitutes, and when execute and delivered at the Closing, each other document contemplated hereby to which such Shareholder is a party, will constitute the legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws that affect the enforcement of creditors' rights generally or by equitable principles relating to enforceability).

      Section 4.3 No Violation or Conflict. The execution, delivery and performance of this Agreement and Company Documents and the consummation of the transactions contemplated hereby and thereby, will not (i) with or without the giving of notice or the passage of time, or both, result in a breach of, or violate, or be in conflict with, or constitute a default under, or permit the termination of, or require any consent or authorization under, or cause or permit acceleration under, any agreement or instrument of any debt or obligation to which such Shareholder is a party or to or by which such Shareholder or such Shareholder's respective assets are subject or bound, (ii) require the consent of any party to any agreement or commitment to which such Shareholder is a party, or to or by which such Shareholder or such Shareholder's assets are subject to or bound, except the DirectTV contracts, (iii) result in the creation or imposition of any Lien upon any of the assets of such Shareholder, or (iv) violate any law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which such Shareholder, or any of such Shareholder's respective assets, is subject or bound.

                        ARTICLE 5. COVENANTS OF COMPANY

      Section 5.1 Regular Course of Business. Except as otherwise consented to in writing by Buyer during the period commencing on the date hereof and ending at the Effective Time of the Merger or as contemplated by this Agreement, Company will carry on its business diligently and in the ordinary course and use its best efforts to preserve its present business organization intact, keep available the services of its present employees and executive officers and preserve its present relationships with persons having business dealings with it.


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      Section 5.2     Restricted Activities and Transactions. Except as
otherwise consented to in writing by Buyer, from the date hereof and through the Effective Time of the Merger Company will not:

            (a)   amend its Articles of Incorporation or By-Laws;

            (b) issue, sell or deliver, or agree to issue, sell or deliver, or grant, or declare any stock dividend or stock split with respect to, any shares of any class of capital stock of Company or any securities convertible into any such shares or convertible into securities in turn so convertible, or any options, warrants or other rights calling for the issuance, sale or delivery of any such shares or convertible securities;

            (c) mortgage, pledge or grant a lien upon any of its assets, tangible or intangible;

            (d) except in the ordinary course of business (and consistent with past practice), (i) borrow, or agree to borrow, any funds or voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), (ii) cancel or agree to cancel any material debts or claims, except to officers, (iii) lease, sell or transfer, or grant or agree to grant any preferential rights to lease or acquire, any of its material assets, property or rights, or (iv) make or permit any substantive amendment or termination of any material contract, agreement, license or other right of which it is a party;

            (e) materially amend or terminate any existing employee benefit plan or adopt any new employee benefit plan;

            (f) acquire control or ownership of any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire control or ownership of all or a substantial portion of the assets of the foregoing, or enter into any agreement providing for any of the foregoing;

            (g) directly or indirectly solicit, encourage or authorize any individual, corporation or entity (including without limitation its directors, officers, employees, attorneys, accountants and investment bankers) to directly or indirectly solicit or encourage any inquiry, proposal, offer or possible offer from a third party relating to or enter into any agreement for (i) the purchase of shares of any class of capital stock of Company or any securities convertible into any such shares or convertible into securities in turn so convertible, or the acquisition of any option, warrant or other right to purchase or otherwise acquire any such shares or convertible securities, (ii) a tender or exchange offer for


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                  any shares of Company Common Stock, (iii) a purchase, lease or other acquisition of all or a substantial portion of the assets of Company, any product line or line of business of Company or any other material asset of Company, or (iv) a merger, consolidation or other combination involving Company; or provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or entity in furtherance of any such inquiry, proposal, offer or possible offer. Company will instruct its agents (including without limitation its directors, officers, attorneys and accountants) not to take any action which Company is prohibited from taking pursuant to this Section 5.2
                  (g).

            (h) except in the ordinary course of business, enter into or agree to enter into any transaction, or incur or discharge any obligation or liability, material to the business of Company;

            (i) redeem, purchase or otherwise acquire any shares of Company Common Stock or any options or warrants to purchase Company Common Stock;

            (j) except in the ordinary course of business, enter into any material licensing arrangement or other contract;

            (k) settle any pending litigation in a manner that is materially adverse to Company or commence any material litigation;

            (l) except in the ordinary course of business, increase the compensation payable to any of its employees, or accrue or pay any bonuses or other payments other than regular compensation to any employee or consultants, except monies which may be paid to officers and shareholders to reduce cash and cash equivalents to the level required by this Agreement; or

            (m) take any action which will prevent any of its warranties and representations herein from being true in all material respects as of the Effective Time of the Merger.

      Section 5.3 No Default or Violation. Except as otherwise consented to in writing by Buyer, prior to the Effective Time of the Merger Company will use its best efforts not to (i) violate, or commit a breach of or a default under, any material contract, obligation or commitment to which it is a party or to which any of its assets may be subject or (ii) violate any applicable federal or state statutes, regulations or any injunctions, orders or judgments binding upon Company.


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      Section 5.4     Reports; Taxes. Except as otherwise consented to in
writing by Buyer, prior to the Effective Time of the Merger:

            (a) Company will duly and timely (by the due date or any duly granted extension thereof) file all reports and returns required to be filed with federal, state and local authorities; and

            (b) unless it is contesting the same in good faith and, if appropriate, has established reasonable reserves therefore, Company will (i) promptly pay all Tax Liabilities indicated by such returns or otherwise lawfully levied or assessed upon it or any of its properties and (ii) withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments required by law to be so withheld or collected.

      Section 5.5 Advice of Changes. Company will promptly advise Buyer orally and in writing of (i) any event occurring subsequent to the date of this Agreement and prior to the Effective Time of the Merger which would render any representation or warranty of Company contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue, inaccurate or incomplete in any material respect and (ii) any material adverse change in the working capital, financial conditions, assets, liabilities (whether absolute, accrued contingent or otherwise), operating profits, business or prospects of Company.

      Section 5.6 Access to Records and Properties. Buyer may, prior to the Effective Time of the Merger, through its employees, agents and representatives, make or cause to be made a detailed review of the business and financial condition of Company and make or cause to be made such investigation as it deems necessary or advisable of the properties, assets, businesses, books and records of Company. Company agrees to assist Buyer in conducting such review and investigation and will provide, and will cause its independent public accountants to provide Buyer and its employees, agents and representatives full access to, and complete information concerning all aspects of the businesses of Company, including its books, records (including tax returns filed for in preparation), projections, personnel and premises, the audit work papers and other records of its independent public accountants and any documents (including any documents filed on a confidential basis) included in any report filed with any governmental agency. Neither any investigation by Buyer nor the receipt by Buyer of any data or information from Company nor any knowledge acquired by Buyer shall affect the right of Buyer to terminate this Agreement as provided in
Article 11 hereof or qualify, limit or otherwise restrict any representation or warranty made by Company hereunder.

      Section 5.7 Best Efforts. Company shall use its best efforts (a) to cause to be fulfilled and satisfied all of the conditions to the closing to be fulfilled and satisfied by it, (b) to cause to be performed all of the matters required of it at or prior to the Closing and (c) to achieve full compliance with all applicable General Laws. Company shall use its best efforts to make all


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of its warranties and representations contained in this Agreement (except those representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing) true and correct on all material respects as at the Closing, with the same effect as if the same had been made and this Agreement had been dated as at the Closing.

      Section 5.8 Maintenance of Assets. Company shall keep the property and assets used in its businesses in good order, repair and operating condition.

      Section 5.9 Shareholder Meeting. Company shall call a special meeting of its Shareholders to be held as soon as practicable for the purpose of voting upon the transactions contemplated by this Agreement, or shall have its shareholders act by unanimous written consent. In connection with any such meeting or action, the members of the Board of Directors shall, subject to the exercise of their fiduciary duties, recommend approval of such transactions, use their best efforts to obtain such Shareholder approval and vote their shares of Company Common Stock in favor of the Merger.

      Section 5.10 Merger. Company shall take all reasonable steps necessary for the Merger to qualify as a reorganization within the meaning of Section 368 of the Code, and shall omit from taking any action which will preclude such accounting and/or tax treatment.

                         ARTICLE 6. COVENANTS OF BUYER

      Section 6.1 Best Efforts. Subject to the fiduciary duties of its Board of Directors, Buyer shall use its best efforts (a) to cause to be fulfilled and satisfied all of the conditions to the Closing to be fulfilled and satisfied by it, and (b) to cause to be performed all of the matters required of it at or prior to the Closing. Buyer shall use its best efforts to make all of its warranties and representations contained in this Agreement (except those representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing) true and correct in all material respects as at the Closing, with the same effect as if the same had been made and this Agreement had been dated as at the Closing.

      Section 6.2 Consents, Approvals and Filings. Buyer will use its best efforts to obtain as promptly as possible all necessary approvals, authorizations, consents, licenses, clearances or orders of governmental and regulatory authorities required in order for Buyer to perform its obligations hereunder.

      Section 6.3 Advice of Changes. Buyer will promptly advise Company orally and in writing of (i) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Buyer contained in this Agreement, if made on or as of the date of such Agreement or the Closing Date, untrue, inaccurate or incomplete in any material respect and (ii) any material adverse change in the working capital, financial condition, assets, liabilities (whether absolute, accrued, contingent or otherwise), operating profits, business or prospects of Buyer.

      Section 6.4 No Default or Violation. Except as otherwise consented to in writing by Buyer, prior to the Effective Time of the Merger, Buyer will use its best efforts not to (i) violate, or commit a breach of or a default under, any material contract, obligation or commitment to which it is a party or to which any of its assets may be subject or (ii) violate any applicable federal or state statutes, regulations or any injunctions, orders or judgments binding upon Buyer.

      Section 6.5 Reports; Taxes. Except as otherwise consented to in writing by Company, prior to the Effective Time of the Merger:

            (a) Buyer will duly and timely (by the due date or any duly granted extension thereof) file all reports and returns required to be filed with federal, state and local authorities; and

            (b) unless it is contesting the same in good faith and, if appropriate, has established reasonable reserves therefore, Buyer will (i) promptly pay all Tax Liabilities indicated by such returns or otherwise lawfully levied or assessed upon it or any of its properties and (ii) withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments required by law to be so withheld or collected.

      Section 6.6 Access to Records and Properties. Company may, prior to the Effective Time of the Merger, through its employees, agents and representatives, make or cause to be made a detailed review of the business and financial condition of Buyer and make or cause to be made such investigation as it deems necessary or advisable of the properties, assets, businesses, books and records of Buyer. Buyer agrees to assist Company in conducting such review and investigation and will provide, and will cause its independent public accountants to provide, Company and its employees, agents and representatives full access to, and complete information concerning, all aspects of the businesses of Buyer, including its books, records (including tax returns filed for in preparation), projections, personnel and premises, the audit work papers and other records of its independent public accountants and any documents (including any documents filed on a confidential basis) included in any report filed with any governmental agency. Neither any investigation by Company nor the receipt by Company of any data or information from Buyer nor any knowledge acquired by Company shall affect the right of Company to terminate this Agreement as provided in Article 11 hereof or qualify, limit or otherwise restrict any representation or warranty made by Purchase hereunder.

      Section 6.7 Maintenance of Assets. Buyer shall keep the property and assets used in its businesses in good order, repair and operating condition.

      Section 6.8 Merger. Buyer shall take all reasonable steps necessary for the Merger to qualify as a reorganization within the meaning of Section 368 of the code, and shall omit from taking any action which will preclude such accounting and/or tax treatment.

      Section 6.9 Maintain Trading Status. Buyer shall take all action necessary to maintain its current or higher trading status.

                  ARTICLE 7. PURCHASER SHARES AND REGISTRATIONS

      Section 7.1 Shares Not Registered; Investment Intent. Buyer Common Shares to be issued in the Merger have not been registered under the Securities Act of 1933 (the "Securities Act") or any state securities laws.

      Such Buyer Common Shares have not been registered under the Securities Act or any state securities laws by reason of their contemplated issuance in transactions exempt from the registration requirements of the Securities Act. Buyer's reliance upon these exemptions is predicated in part upon the understanding that each recipient of Buyer Common Shares, whether through the exchange of stock in the Merger (hereinafter a "Recipient") understands and acknowledges that Buyer Common Shares will be acquired for each Recipient's own account, and not with a view to, or for resale in connection with any distribution or public offering thereof. Buyer Common Shares may not be transferred or resold without (i) registration under the Securities Act or any applicable state securities laws, or (ii) an exemption from the registration requirements of the Securities Act and applicable state securities laws. Although Rule 144 promulgated under the Securities Act by the Securities & Exchange Commission (the "Commission") may permit sales at a future date provided said Rule remains in effect, in any event each Recipient may not sell any securities pursuant to Rule 144 prior to the expiration of a one-year period after such Recipient has acquired such securities, unless otherwise provided by Buyers. Any sales pursuant to Rule 144 can be made only in full compliance with the provisions of Rule 144.

      Buyer has not agreed to, and has no obligation to, file a registration statement to permit sale of Buyer Common Shares received under or in connection with this Agreement. However, if within one year from this Agreement's date, VICOM, Incorporated performs an additional SEC registration of stock shares due to a subsequent financing and the terms of said financing do not expressly prohibit "piggyback registration rights," then VICOM, Incorporated will add the Minnesota Digital Universe, Inc. shares to said registration.

      At its election, Buyer may require that each Recipient of Buyer Common Shares which have not been registered execute and deliver to Buyer an investment letter confirming that such Buyer Common Shares are being acquired for the Recipient's own account and not with a view to, or for resale in connection with, any distribution or public offering thereof, and confirming that Buyer Common Shares cannot be transferred or resold without (i) registration under the

Securities Act or any applicable state securities laws, or (ii) an exemption from the requirements of the Securities Act and applicable state securities laws.

      With respect to any registration of shares or other mechanism of distribution pursuant to the Agreement, Buyer shall bear the following fees, costs and expenses: all registration, filing and NASD fees, printing expenses, fees and disbursements of counsel and accountants for Buyer, fees and disbursements of counsel for the underwriter or underwriters of such securities (if Buyer and/or selling security holder are required to bear such fees and disbursements), all internal company expenses, the premiums and other costs of policies of insurance against liability arising out of the public offering, and all legal fees and disbursements and other expenses of complying with state securities of blue sky laws of any jurisdiction in which the securities to be offered are to be registered or qualified. Fees and disbursements of counsel and accountants for Sellers, underwriting discounts and commissions and transfer taxes for Seller and any other expenses incurred by Sellers not expressly included above shall be borne by Sellers.

        ARTICLE 8. CONDITIONS TO OBLIGATION OF BUYER AND ACQUISITION SUB

The obligations of Buyer and Acquisition Sub under this Agreement to consummate the Merger shall be subject to the satisfaction or to the waiver by them in the manner contemplated by Article 9 hereof, on or before the Closing Date, of the following conditions:

      Section 8.1 Representations and Warranties True. The representations and warranties of Company contained in this Agreement shall be in all material respects true and accurate as of the date when made, and, except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing Date, shall be in all material respects true and accurate at and as of the Closing Date as if made on the Closing Date.

      Section 8.2 Performance of Covenants. Company shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it or them prior to or on the Closing Date.

      Section 8.3 No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby or which would limit or affect Buyer's ownership of Company; no suit, action (other than the exercise of dissenters' rights), investigation, inquiry or proceeding by any government body or other person or entity shall be pending or threatened against Buyer, Acquisition Sub or Company, which challenges the validity or legality, or seeks to restrain the consummation of the transactions contemplated hereby or which seeks to limit or otherwise affect Buyer's ownership of Company or the Surviving Corporation; and no written advice shall have been received by Buyer, Acquisition Sub, Company or their respective counsel from any governmental body, and remain in effect, stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger or limit or otherwise affect Buyer's ownership of Company or the Surviving Corporation.

      Section 8.4 Approvals and Consents. The approval of the shareholders of Company and all approvals of applications to public authorities, federal, state, or local, if any, and all consents or approvals of any non-government persons including but not limited to DirecTV, the granting of which is necessary for the consummation of the Merger or for preventing the termination or material breach of any right, privilege, license or agreement of Buyer or Company which is material to the business of Buyer or Company, or for preventing any material loss or disadvantage to Buyer or Company, by reason of the Merger, shall have been obtained; and no such consents or approvals shall have imposed a condition to such consent or approval which in the opinion of Buyer is unduly burdensome to the consolidated financial condition or operations of Buyer or to Company's business.

      Section 8.5 Certificates. Company shall have furnished Buyer with a certificate of Company, in form and substance satisfactory to Buyer, signed by Company's President, to the effect that Company's representations and warranties contained in this Agreement are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made at such time (except as contemplated in Section 8.1 hereof) and that Company has performed and complied in all material respects with all terms, covenants and provisions of this Agreement required to be performed or complied with by it prior to or on the Closing Date.

      Section 8.6 Operating Agreement and Default. Buyer will enter into a sixty (60) month Operating Agreement with Pace, attached as Exhibit 8.6, to manage Acquisition Sub's day to day business affairs. In the event of Buyer's default in making any note payment when due, Pace, pursuant to said Operating Agreement, shall have the right and obligation to apply Acquisition Sub's monthly profits to pay the note.

      Section 8.7 Closing Documentation. Buyer shall have received such additional documentation at the Closing as Buyer and its counsel may reasonably require to evidence compliance by Company with all of its obligations hereunder.

      Section 8.8 Compensation Agreement. An Agreement will be entered into with Patrick J. Deutsch, Kent R. Whitney, and Vern Swedin for incentive-based compensation based on net operating income in excess of One Million Four Hundred Thousand ($1,400,000.00) Dollars annually, and/or an increase and rights of entry beyond the seventy-two (72) month threshold of current contacts, such incentive compensation and agreement to be as set forth in Exhibit 8.8 hereto.

                ARTICLE 9. CONDITIONS TO OBLIGATIONS OF COMPANY

The obligations of Company under this Agreement to consummate the Merger shall be subject to the satisfaction, on or before the Closing Date, of the following conditions:

      Section 9.1 Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement shall be in all material respects true and accurate as of the date when made, and, except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing Date, shall be in all material respects true and accurate at and as of the Closing Date as if made on the Closing Date.

      Section 9.2 Performance of Covenants. Buyer and Acquisition Sub shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

      Section 9.3 No Governmental or Other Proceedings or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby or which would limit or affect Buyer's ownership of Company; no suit, action (other than the exercise of dissenters' rights), investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened against Buyer, Acquisition Sub or Company, which challenges the validity or legality, or seeks to restrain the consummation of the transactions contemplated hereby or which seeks to limit or otherwise effect Buyer's ownership of Company and no written advice shall have been received by Buyer, Acquisition Sub, Company or their respective counsel from any governmental body, and remain in effect, stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger or limit or otherwise affect Buyer's ownership of Company.

      Section 9.4 Approvals and Consents. Acquisition Sub's Shareholders shall have approved the Merger by the requisite vote under the Company's Articles of Incorporation, and all approvals of applications to public authorities, federal, state or local, the granting of which is necessary for the consummation of the Merger, shall have been obtained.

      Section 9.5 Delivery of Payment. Buyer shall deliver at Closing Buyer Common Shares, cash payment and Note as described in Section 1.4 of this Agreement.

      Section 9.6 Certificates. Buyer and Acquisition Sub shall have furnished Company with certificates of Buyer and Acquisition Sub, respectively in form and substance satisfactory to Company, signed by their respective presidents or executive vice presidents, to the effect that the respective representations and warranties of such corporations contained in this Agreement are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made at such time (except as contemplated in Section 9.1 hereof) and that such corporations have respectively performed and complied in all material respects with all terms, covenants and provisions of this Agreement required to be performed or complied with by them prior to or on the Closing Date.

      Section 9.7 Closing Documentation. Company shall have received such additional documentation at the Closing as Company and its counsel may reasonably require to evidence compliance by Buyer and Acquisition Sub with all of their obligations under this Agreement.

                        ARTICLE 10. CLOSING; CLOSING DATE

Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned and subject to compliance with the conditions hereto, a closing (the "Closing") will be held on April _____, 2004, or on such other date which is mutually acceptable to Buyer and Company at the offices of Company's counsel, commencing at 11:00 AM. At such time and place, the documents referred to herein will be exchanged by the parties and, immediately thereafter, the Articles of Merger will be filed by Acquisition Sub and Company with the Secretary of State of the State of Minnesota; provided, however, that if any of the conditions provided for herein shall not have been met or waived by the date on which the Closing is otherwise scheduled, then, subject to the terms hereof, the party to this Agreement which is unable to meet such condition or conditions shall be entitled (provided that such party is acting in good faith) to postpone the Closing for a reasonable period of time by notice to the other parties until such condition or conditions shall have been met (which such notifying party will seek to cause to happen at the earliest practicable date) or waived, but not for a period of more than sixty (60) days. The date on which the Closing occurs is hereinafter referred to as the Closing Date.

                            ARTICLE 11. TERMINATION

      Section 11.1 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned before the Effective Time of the Merger, notwithstanding any approval and adoption of this Agreement by the shareholders of Company or Acquisition Sub:

            (a) by mutual consent of the Board of Directors of Buyer, Acquisition Sub and Company; or

            (b) by Buyer or Company, if the shareholders of Company fail to approve the Merger at the meeting of such Shareholders called to vote upon the Merger; or

            (c) by Buyer if there has been a material misrepresentation or material breach on the part of Company in the representations, warranties or covenants of Company set forth herein, or if there has been any material failure on the part of Company to comply with its obligations hereunder, or by Company if there has been a material misrepresentation or material breach on the part of Buyer or Acquisition Sub in the representations, warranties or covenants of Buyer or Acquisition Sub set forth herein, or if there has been any material failure on the part of Buyer or Acquisition Sub to comply with their obligations hereunder; or

            (d) by the Board of Directors of either Company or Buyer, at its discretion, if the Merger is not effective by April ______, 2004, except that a party whose breach of this Agreement has caused a delay in the consummation of the Merger shall not be entitled to terminate this Agreement pursuant to this Section
                  (d).

      Section 11.2 Termination Procedures. The power of termination provided for by this Article 11 may be exercised for Buyer, Acquisition Sub or Company only by its respective Board of Directors and will be effective only after written notice thereof, signed on behalf of the party for which it is given by its Chief Executive Officer in the case of Buyer, or its President in the case of Company, or other duly authorized officer, shall have been given to the other. If this Agreement is terminated in accordance with this Article 11, the Merger shall be abandoned without further action by Company, Buyer, and Acquisition Sub.

      Section 11.3 Liability Upon Termination. In the event of termination and abandonment of the Merger pursuant to this Article 11, no party hereto shall have any liability or further obligation to any other party hereto except a party that is in material breach of its representations, warranties or covenants hereunder shall be liable for damages incurred by the other parties hereto to the extent that such damages are proximately caused by such breach.

                          ARTICLE 12. INDEMNIFICATION

      Section 12.1 INDEMNIFICATION BY COMPANY AND SELLERS. Sellers and, prior to Closing, Company, each, jointly and severally, hereby agree that, notwithstanding the Closing, the delivery of instruments of conveyance, and regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party hereto may have in respect thereof, they, or after Closing, Sellers, will save, indemnify and hold Buyer and Acquisition Sub and, after Closing, the Surviving Corporation, (hereinafter, collectively, "the Indemnitees") harmless from and against any and all liabilities, losses, damages, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorney fees and other costs and expenses incident to any suit, action or proceeding) arising out of or resulting from and will pay to the Indemnitees the amount of damages suffered thereby together with any amount which they or any of them may pay or become obligated to pay on account of:

            (a) the breach or inaccuracy of any warranty or representation by Company and Sellers herein or any misstatement of a fact or facts herein made by Company or the Principal Shareholder;

            (b) the failure by Company or Sellers to state or disclose a material fact herein necessary in order to make the facts herein stated or disclosed not misleading;

            (c) any failure of Company or Sellers to perform or observe any term, provision, covenant or condition hereunder on the part of any of them to be performed or observed; or

            (d) any act performed, transaction entered into or state of facts suffered to exist by Company or Sellers in violation of the terms of this Agreement.

            (e) any failure of Company and Sellers to perform or observe any material term, provision, covenant or condition hereunder on the part of Company and Sellers to be performed or observed.

            In the event of any claim by Indemnitees under this Section 12.1, Indemnitees shall be entitled to exercise all remedies provided by law and/or equity with respect thereto. Indemnitee shall not have the right to exercise any set off under the Promissory Notes given to Shareholders.

            If the Closing hereunder is held, Company and Surviving Corporation will have no liability to any party with respect to indemnification claims by the Indemnitees.

      Section 12.2 LIMITATIONS. The indemnification obligations of Sellers are subject to each of the following limitations, understandings and qualifications:

            (a) Each of the representations and warranties made by Company and Shareholders in this Agreement shall survive for a period of one year after the Closing Date. After the expiration date of any representations and warranties, no claim for indemnification based on such representations or warranties may be asserted, except that claims first asserted in writing with reasonable detail before the expiration date may be pursued until they are finally resolved.

            (b) The total amount recoverable from Sellers, in the aggregate, for all claims asserted, shall not exceed One Million ($1,000,000.00) Dollars.

            The foregoing limitations shall apply to any claims made by Purchaser under or in connection with this Agreement regardless of whether such claims are characterized as indemnification claims under Article 12.

                      ARTICLE 13. MISCELLANEOUS PROVISIONS

      Section 13.1 Amendment and Modification. To the fullest extent permitted by applicable law, this Agreement may be amended, modified and supplemented with respect to any of the terms contained herein by mutual consent of the respective Boards of Directors of Company, Buyer and Acquisition Sub, or by their respective officers duly authorized by such Boards of Directors, by an appropriate written instrument executed at any time prior to the Effective Time of the Merger; provided, however, that following an affirmative vote at the Shareholders' meeting referred to herein, this Agreement may not be amended to reduce the consideration payable in the Merger in respect of shares of Company Common Stock without obtaining the approval of Company's Shareholders in the manner required by law.

      Section 13.2 Waiver of Compliance. To the fullest extent permitted by law, each of Buyer, Acquisition Sub, and Company may, pursuant to action by its respective Board of Directors, or its respective officers duly authorized by its Board of Directors, by an instrument in writing extend the time for or waive the performance of any of the obligations of the other or waive compliance by other with any of the covenants, or waive any of the conditions of its obligations, contained herein; provided, however, that the obtaining of the approval of the Shareholders referred to herein shall not be waivable. No such extension of time or waiver shall operate as a waiver of, or estoppel, with respect to any subsequent or other failure.

      Section 13.3 Survival of Representations, Warranties and Covenants. The respective representations, warranties and covenants of each party hereto contained herein shall not be deemed to be waived or otherwise affected by any investigation made by the other parties hereto. The representations and warranties of Buyer, Acquisition Sub, and Company contained herein or in any document furnished pursuant hereto shall survive the Merger.

      Section 13.4 No Third Party Rights. Except as otherwise provided in this Agreement, nothing herein expressed or implied is intended, nor shall be construed to confer upon or give any person, firm or corporation, other than Buyer, Acquisition Sub, Company and their respective security holders, any rights or remedies under or by reason of this Agreement.

      Section 13.5 Confidentiality. Buyer and Company shall honor the confidentiality agreements previously delivered by each such party to the other with respect to matters pertaining to the Merger.

      Section 13.6 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when mailed by registered or certified mail, postage prepaid, or when given by telex or facsimile transmission (promptly confirmed in writing), as follows:

              (a)         IF TO COMPANY:      Minnesota Digital Universe, Inc.
                                              Attention:  Patrick J. Deutsch
                                              533 6th Avenue Northwest
                                              P. O. Box 6937
                                              Rochester, Minnesota 55903-6937

                          WITH A COPY TO:     Daniel E. Berndt
                                              Dunlap & Seeger, P.A.
                                              P. O. Box 549
                                              Rochester, Minnesota 55903-0549

                          Or to such other person as Company shall designate in writing, such writing to be delivered to Buyer in the manner provided in this Section 13.6; and

              (b)         IF TO BUYER OR      VICOM, Incorporated
                          ACQUISITION SUB     Attention:  James Mandel
                                              9449 Science Center Drive
                                              New Hope, Minnesota 55428

                          WITH A COPY TO:     VICOM, Incorporated
                                              Attention:  Steven Bell
                                              9449 Science Center Drive
                                              New Hope, Minnesota 55428

                          Or to such other person as Buyer shall designate in writing, such writing to be delivered to Company in the manner provided in this Section 13.6.

      Section 13.7 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Acquisition Sub may assign this Agreement and its rights, interests and obligations hereunder to another directly or indirectly wholly-owned subsidiary of Buyer without consent of Company.

      Section 13.8 Governing Laws. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Minnesota.

      Section 13.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      Section 13.10 Headings and References. The headings of the Sections and Articles of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. All references herein to Sections and Articles are to section and articles of this Agreement, unless otherwise indicated.

      Section 13.11 Entire Agreement. This Agreement (including the Appendixes hereto and the documents referred to herein, all of which form a part thereof) and any confidentiality agreements delivered by Buyer and Company to each other contain the entire understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings between the parties with respect to such subject matter.

      Section 13.12 Expenses. Whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay its own expenses incurred in connection with the authorization, preparation, execution or performance of this Agreement and all transactions contemplated hereby, including without limitation all fees and expenses of agents, representatives, counsel and accountants.

      Section 13.13 Publicity. Except as otherwise required by law, so long as this Agreement is in effect, neither Buyer nor Company shall issue or cause the publication of any press release with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

      Section 13.14 Effective Date of Agreement. To the extent permissible by the accounting rules governing financial reporting, this Agreement will be deemed effective on April ______, 2004 for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first written above.

                                    COMPANY:
                                    Minnesota Digital Universe, Inc.,
                                    a Minnesota corporation

                                    By:____________________________________
                                       Patrick J. Deutsch,
                                       Chief Executive Officer

                                    SHAREHOLDERS/SELLERS:

                                    _______________________________________
                                    Patrick J. Deutsch

                                    _______________________________________
                                    Kent R. Whitney

                                    _______________________________________
                                    Vern Swedin

                                    BUYER:
                                    VICOM, Incorporated,
                                    a Minnesota corporation

                                    By:____________________________________

                                        ___________________,
                                        Chief Executive Officer

                                    ACQUISITION SUB
                                    a Minnesota corporation

                                    By:____________________________________

                                        ___________________,
                                        Chief Executive Officer

                                   EXHIBIT 1.1
                                 PLAN OF MERGER

                                EXHIBIT 1.4(a)(i)
                      PROMISSORY NOTE - PATRICK J. DEUTSCH

                                EXHIBIT 1.4(a)(i)
                        PROMISSORY NOTE - KENT R. WHITNEY

                                EXHIBIT 1.4(a)(i)
                          PROMISSORY NOTE - VERN SWEDIN

                                   EXHIBIT 1.5
                                 EXCLUDED ASSETS

                                    EXHIBIT 2
                 EXCEPTIONS TO WARRANTY OR WARRANTIES OF COMPANY

                                   EXHIBIT 2.9
                                    CONTRACTS

                                    EXHIBIT 3
                  EXCEPTIONS TO WARRANTY OR WARRANTIES OF BUYER


                                      None

                                  EXHIBIT 2.13
                                   LITIGATION

                                   EXHIBIT 8.6
                               OPERATING AGREEMENT